INDEPENDENT AUDITORS' CONSENT

Merrill Lynch Corporate High Yield Fund, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-47971 of our report dated May 18, 1999 appearing in the annual report to shareholders of Merrill Lynch Corporate High Yield Fund, Inc. for the year ended March 31, 1999, and to the reference to us under the caption "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.

Deloitte & Touche LLP
Princeton, New Jersey
May 27, 1999